EXHIBIT 99.1
FOR FURTHER INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Brian J. Roney	Leslie Loyet	Tim Grace
Chief Financial Officer	General Inquiries	Media Inquiries
Telephone: (248) 358-1171	(312) 640-6672	(312) 640-6667
E-mail: invrelations@npte.com
FOR IMMEDIATE RELEASE
THURSDAY, AUGUST 10, 2006
NORTH POINTE HOLDINGS CORPORATION REPORTS
SECOND QUARTER 2006 RESULTS;
Impacts from Increased Reinsurance Costs and Losses
Second Quarter Summary:
•	Gross premiums written were $22.2 million versus $22.4 million a year ago. Commercial lines decreased 4.1% in the quarter led by a 13.8% decrease in Florida small business. Personal lines increased 17.1%, compared with the prior year period.

•	Net premiums earned was $21.2 million versus $23.1 million in the second quarter of 2005. Commercial lines increased slightly in the quarter, while Personal lines decreased 28.1% compared with the prior year period.

•	Second quarter loss ratio of 48.6% versus 39.5% in 2005.

•	Net income per share of $0.05 versus $0.73 in the second quarter of 2005. Adverse factors included a $1.4 million pre-tax charge for an assessment by the Florida Insurance Guaranty Association, Inc. (“FIGA”), higher ceded premiums, and increased losses in commercial property, commercial multi-peril and Midwest homeowners.

•	Successful refinancing of $25.0 million senior revolving credit facility.

•	Cash and investments of $163.0 million; book value of $9.15 per share.
SOUTHFIELD, MI – August 10, 2006 – North Pointe Holdings Corporation (Nasdaq: NPTE) today reported financial results for the second quarter ended June 30, 2006. Net income was $469,000, or $0.05 per share, as compared with $3.6 million, or $0.73 per share, for the second quarter of 2005. This decrease was primarily driven by an assessment imposed by FIGA, overall increases in reinsurance costs, losses experienced in the Company’s Florida small
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business line, as well as its Midwest homeowners’ line resulting from increased storm activity, and adverse development in the run-off of its non-standard automobile line.
James Petcoff, chairman and chief executive officer, noted, “The cost of catastrophe reinsurance has increased, significantly increasing our ceded premiums in the quarter. In response, we have been raising rates, especially for our corresponding catastrophe exposures. We also experienced higher losses in this quarter due to violent storm activity in the Midwest, higher liability losses in our Florida small business line and a few high severity property losses. All of which contributed to greater than normal losses for this time of year.”
Second Quarter 2006 Highlights
Gross premiums written for the three months ended June 30, 2006 were $22.2 million as compared to $22.4 million for 2005. Total revenues in the second quarter of 2006 were $23.4 million as compared to $24.3 million in the corresponding period in 2005. With higher ceded premiums, net premiums earned decreased by $1.8 million. For the second quarter of 2006, ceded premiums earned increased $2.5 million over the corresponding period in 2005. The increase was primarily attributable to increased rates on the Company’s catastrophe reinsurance contracts, as well as growth in new insurance programs in which the Company cedes 100 percent of the losses and retains a percentage of the premiums for fronting the policies.
In June 2006, the Company announced that it would significantly reduce its commercial exposure in Florida because it could not obtain catastrophe reinsurance coverage for the 2006 hurricane season. During the second quarter 2006, the Florida small business line recognized a 13.8 percent decrease in gross premiums written versus the same quarter 2005. By August 14, 2006, policy count in the Florida commercial lines is expected to decrease by approximately 40 percent, representing approximately a 75 percent reduction in total insurable value on wind exposed risks as compared to early June 2006.
Petcoff added, “We expect our relative reinsurance costs to be higher in the near term, while we continue to increase rates to absorb these added costs. In the meantime, we will remain selective on additional catastrophe exposures, and therefore will not pursue premium growth at the expense of future earnings. This will not stop us from pursuing all our other initiatives, and growing the top line overall, as we prepare for the coming quarters and next year as well.”
The Company’s loss ratio for the second quarter was 48.6 percent as compared with 39.5 percent for the corresponding period in 2005. The increase in the loss ratio was mainly attributable to increased losses and loss adjustment expenses and an increase in ceded premiums earned, partially offset by a reduction in Florida homeowners losses. Losses and loss adjustment expenses were increased by $847,000 of adverse reserve development for the three months ended June 30, 2006 as compared to a $369,000 decrease due to favorable development for the corresponding period in 2005. In part, the adverse development was driven by the personal automobile line (which is in run-off). An expense ratio of 53.7 percent resulted in a combined ratio for the second quarter of 102.3 percent, compared to an expense ratio of 38.6 percent and a combined ratio of 78.1 percent in the prior year period. The increase in the expense ratio was substantially attributable to the FIGA assessment of $1.4 million and the impact of higher ceded
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premiums. The FIGA assessment contributed 6.4 percentage points to the second quarter expense ratio.
Petcoff concluded, “As previously announced, we have reduced our commercial exposures in Florida. With the cancellations and non-renewals, we expect a decreased top line premium impact for the remainder of 2006. However, we anticipate premium growth in 2007 as we continue to ramp up new initiatives. Current initiatives include the expansion of specialized commercial coverages for small business outside of Florida, including our Bowling Centers and Restaurant, Bar, Tavern lines. We recently gained nationwide endorsement by the Roller Skating Association International, which will enhance our visibility in this new category. At the same time, we are pursuing a significant rate increase in the Florida homeowners line (in advance of our annual renewals, this winter) as we continue to carefully review our Florida homeowners’ exposure. We have also expanded our Midwest homeowners business into Iowa and Tennessee. In all cases, we remain true to our commitment of disciplined underwriting coupled with effective claims management.”
Conference Call Details
North Pointe will host a conference call today at 11:00 a.m. EST to discuss second quarter results. The call may be accessed on North Pointe’s web site at www.npte.com or by dialing 800-817-2743.
A replay will be available through August 17, 2006, by dialing 888-203-1112, passcode 5534241. You may also access the replay on North Pointe’s website for 90 days following the event.
About North Pointe Holdings Corporation
North Pointe Holdings is a property and casualty insurer that markets both specialty commercial and personal insurance products. With a focus on owner-operated businesses, the company is the nation’s largest insurer of independent bowling centers and the largest insurer of liquor liability insurance in Michigan.
Safe Harbor Statement
Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as: North Pointe pricing accurately the risks it underwrites; the establishment of adequate loss and loss adjustment expense reserves; retention and recruiting of independent agents; failure to pay claims accurately; risks associated with high concentration of North Pointe’s business in certain geographic markets; inability to implement North Pointe’s growth strategies; possible assessments for guaranty funds, other insurance-related assessments and mandatory reinsurance arrangements and North Pointe’s ability to recover such assessments through future surcharges or other rate changes; the occurrence of severe weather conditions and other catastrophes; the cyclical and seasonal nature of the industries within which North Pointe operates; intense competition with other
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insurance companies; the potential loss of key personnel; North Pointe’s ability to obtain and retain trade association endorsements; performance of North Pointe’s various operating subsidiaries; restrictions that may limit the ability of North Pointe’s subsidiaries to pay dividends to North Pointe; existing and future regulations by the local, state and federal governments; the compliance of subsidiaries with minimum capital and surplus requirements; ratings of North Pointe’s insurance company subsidiaries by A.M. Best; the availability and pricing of reinsurance; the potential for non-payment or delay in payment by reinsurers; the outcome of current industry investigations; potential regulation limiting the use of undisclosed contingent commission arrangements with independent agents; adverse market conditions that could negatively impact North Pointe’s investment portfolio; reliance on information technology and telecommunication systems; and management’s ability to effectively manage a public company.
To learn more about North Pointe Holdings Corporation, please visit www.npte.com
Financial Tables Follow....
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North Pointe Holdings Corporation and Subsidiaries
Unaudited Results of Operations

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
	(Dollars in thousands)
Gross premiums written:
Commercial lines	$18,559	$19,344	$39,550	$37,966
Personal lines	3,623	3,093	28,200	30,292

Total gross premiums written	22,182	22,437	67,750	68,258

Net premiums written:
Commercial lines	14,212	16,517	29,887	32,202
Personal lines	657	1,381	22,138	27,362

Total net premiums written	14,869	17,898	52,025	59,564

Revenues:
Net premiums earned:
Commercial lines	16,245	16,146	31,701	31,476
Personal lines	4,971	6,911	9,706	13,716

Total net premiums earned	21,216	23,057	41,407	45,192
Investment income, net	1,702	926	3,000	1,688
Net realized capital gains (losses)	22	(96)	(347)	(229)
Fees and other income	434	436	887	779

Total revenues	23,374	24,323	44,947	47,430

Expenses:
Losses and loss adjustment expenses, net	10,528	9,274	20,022	18,365
Policy acquisition costs	5,646	5,236	11,293	11,265
Other underwriting and operating expenses	5,985	3,829	9,691	7,694
Interest expense	462	264	711	494

Total expenses	22,621	18,603	41,717	37,818

Income before federal income tax expense	753	5,720	3,230	9,612
Federal income tax expense	284	2,131	1,134	3,477

Net income	$469	$3,589	$2,096	$6,135

Loss ratio:
Commercial lines	50.4%	39.0%	42.3%	41.1%
Personal lines	47.0%	43.2%	68.0%	39.6%
Consolidated	48.6%	39.5%	47.3%	39.9%
Expense ratio	53.7%	38.6%	49.6%	41.2%
Combined ratio	102.3%	78.1%	96.9%	81.1%
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North Pointe Holdings Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
As of June 30, 2006 (Unaudited) and December 31, 2005

	2006	2005
	(Dollars in thousands)
ASSETS
Investments
Debt securities, available for sale, at fair value (amortized cost of $111,308 and $100,337, respectively)	$107,523	$98,018
Common stocks, available for sale, at fair value (cost of $9,081 and $8,681, respectively)	10,280	10,001
Other investments	553	553

Total investments	118,356	108,572

Cash and cash equivalents	44,397	34,119
Restricted cash	200	200
Accrued investment income	1,158	840
Premiums and agents balances receivable, net	19,354	21,324
Reinsurance recoverables on
Paid losses	14,734	11,470
Unpaid losses	37,681	65,989
Prepaid reinsurance premiums	6,635	7,424
Deferred policy acquisition costs	10,658	9,578
Deferred federal income taxes, net	6,092	5,843
Federal income tax recoverable	1,357	2,199
Fixed assets, net of accumulated depreciation	5,899	4,990
Prepaid expenses and other assets	3,655	2,488

Total assets	$270,176	$275,036

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Unpaid losses and loss adjustment expenses	$96,429	$117,778
Unearned premiums	56,349	44,701
Debt	23,234	5,026
Amounts due to reinsurers	3,124	3,048
Accrued expenses and other liabilities	7,066	15,160
Premiums in advance	534	7,096

Total liabilities	186,736	192,809

Commitments and Contingent Liabilities

Shareholders’ equity
Common stock, no par value; 50,000,000 shares authorized; 9,122,687 and 9,116,687 issued and outstanding in 2006 and 2005, respectively	50,398	50,233
Preferred stock, no par value; 5,000,000 shares authorized and 0 issued and outstanding in 2006 and 2005	—	—
Retained earnings	34,749	32,653
Accumulated other comprehensive loss
Net unrealized losses on investments, net of deferred federal income tax benefit of $879 and $340 in 2006 and 2005, respectively	(1,707)	(659)

Total shareholders’ equity	83,440	82,227

Total liabilities and shareholders’ equity	$270,176	$275,036

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North Pointe Holdings Corporation and Subsidiaries
Unaudited Condensed Consolidated Statements of Income
For the Three Months Ended June 30, 2006 and 2005

	2006	2005
	(Dollars in thousands,
	except share data)
Revenues
Direct premiums written	$22,182	$22,441
Assumed premiums written	—	(4)

Gross premiums written	22,182	22,437
Premiums ceded	(7,313)	(4,539)

Net premiums written	14,869	17,898
Decrease in net unearned premiums	6,347	5,159

Net premiums earned	21,216	23,057
Investment income, net of investment expenses	1,702	926
Net realized capital gains (losses)	22	(96)
Fees and other income	434	436

Total revenues	23,374	24,323

Expenses
Losses and loss adjustment expenses, net	10,528	9,274
Policy acquisition costs	5,646	5,236
Other underwriting and operating expenses	5,985	3,829
Interest expense	462	264

Total expenses	22,621	18,603

Income before federal income tax expense	753	5,720
Federal income tax expense	284	2,131

Net income	$469	$3,589

Earnings Per Share
Basic	$0.05	$0.73
Diluted	0.05	0.73

Weighted average number of common shares outstanding
Basic	9,114,187	4,889,187
Diluted	9,114,364	4,889,187

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North Pointe Holdings Corporation and Subsidiaries
Unaudited Condensed Consolidated Statements of Income
For the Six Months Ended June 30, 2006 and 2005

	2006	2005
	(Dollars in thousands,
	except share data)
Revenues
Direct premiums written	$67,746	$67,635
Assumed premiums written	4	623

Gross premiums written	67,750	68,258
Premiums ceded	(15,725)	(8,694)

Net premiums written	52,025	59,564
Increase in net unearned premiums	(10,618)	(14,372)

Net premiums earned	41,407	45,192
Investment income, net of investment expenses	3,000	1,688
Net realized capital losses	(347)	(229)
Fees and other income	887	779

Total revenues	44,947	47,430

Expenses
Losses and loss adjustment expenses, net	20,022	18,365
Policy acquisition costs	11,293	11,265
Other underwriting and operating expenses	9,691	7,694
Interest expense	711	494

Total expenses	41,717	37,818

Income before federal income tax expense	3,230	9,612
Federal income tax expense	1,134	3,477

Net income	$2,096	$6,135

Earnings Per Share
Basic	$0.23	$1.25
Diluted	0.23	1.25

Weighted average number of common shares outstanding
Basic	9,114,187	4,889,187
Diluted	9,114,570	4,889,187
P.O. Box 2223, Southfield, MI 48037-2223 • 28819 Franklin Road, Southfield, MI 48034-1656
(800) 229-NPIC • (248) 358-1171 • Fax (248) 357-3895